SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

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                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


                                NOVEMBER 6, 1998
                                 Date of Report
                        (Date of earliest event reported)

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                         ADVANCED TISSUE SCIENCES, INC.
             (Exact name of registrant as specified in its charter)


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       Delaware                       0-016607              14-1701513
-------------------------------     -----------        ------------------
(State or other jurisdiction of     (Commission         (I.R.S. Employer
incorporation or organization)       File No.)         Identification No.)


10933 North Torrey Pines Road, La Jolla, California               92037
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     (Address of principal executive offices)                   (Zip Code)


    Registrant's telephone number, including area code:  (619) 450-5730



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Item 5.  Other Events

Advanced Tissue Sciences, Inc. (the "Company") entered into a Redemption Amendment Agreement (the "Redemption Amendment") with the buyers (the "Buyers") of the Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock") dated November 6, 1998. The Company and the Buyers are the parties to a Securities Purchase Agreement pursuant to which the Company sold, and the Buyers purchased, an aggregate of 500 shares of the Company's Series B Preferred Stock in a private placement completed on July 10, 1998.

Under its terms and subject to adjustment in certain events, the Series B Preferred Stock is convertible into Common Stock of the Company at $4.77 per share (the "Conversion Price"). The Conversion Price will be increased by one-half the amount by which the market price of the Common Stock on the date of conversion exceeds $7.96 per share. Conversely, should the Average Daily Trading Price (as defined in the Certificate of Designations Preferences and Rights of the Series B Preferred Stock (the "Certificate of Designations")) prior to a conversion be equal to or below $3.58 per share, the Conversion Price will be equal to such Average Daily Trading Price.

Only ten percent of the Series B Preferred Stock may be converted monthly at or below $3.58 per share on a cumulative basis beginning in November 1998. On a quarterly basis, the Company may also elect to redeem preferred shares presented for conversion at 105% of the Conversion Amount (as defined in the Certificate of Designations). After one year from the date of issuance and subject to meeting certain conditions including an Average Daily Trading Price for fifteen consecutive days of at least $9.55 per share, the Company shall have the right to force conversion of a portion or all of the then outstanding Series B Preferred Stock.

The Series B Preferred Stock accrues dividends at 5% per annum. Dividends are payable quarterly in Common Stock or cash at the option of the Company. To the extent not previously converted, the Series B Preferred Stock is, at the election of the Company, redeemable at par value plus accrued dividends or convertible into Common Stock three years from the date of issuance subject to extension in certain circumstances.

The Series B Preferred Stock is redeemable at the option of the holders upon the occurrence of certain events. The Redemption Amendment modifies the Buyers rights to require redemption of 400 shares of the Series B Preferred Stock (the "Effected Preferred Shares") upon the occurrence of certain of these events. Specifically, the Redemption Amendment provides as to the Effected Preferred Shares that certain events shall be excluded from the definitions of Major Transactions (as defined in section 3(c) of the Certificate of Designations) and Triggering Events (as defined in section 3(d) of the Certificate of Designations), and from the events described in Section 4(a) of the Certificate of Designations related to shares of the Company's Common Stock (the "Common Stock") registered, authorized and available for issuance upon conversion of the Series B Preferred Stock, each referred to as an "Excluded Event."

Under the Redemption Amendment and upon the occurrence of an Excluded Event, the Company may elect to pay each holder of the Effected Preferred Shares an amount equal to one percent (1.00%) per day of the Liquidation Value (as defined in the Certificate of Designations), restricted to a limited number of days (from ten up to twenty days per Excluded Event) and only during such period of time as an Excluded Event shall be continuing. The Company may also elect to limit such daily payments to no more than twenty percent on the occurrence of one or more Excluded Events in any consecutive 365 day period. In addition to the daily payments, upon the occurrence of each Excluded Event and the election to make such daily payments, the conversion price of Effected Shares shall also be reduced by ten to fifteen percent from the then existing conversion price. If the Company elects not to make or fails to make any of the daily payments discussed above, the holders of the Effected Shares will have the right to require redemption of the Effected Preferred Shares outstanding as provided in the Certificate of Designations.

In consideration of and as a part of the Redemption Amendment, the Company has agreed to hold a meeting of its common stockholders by January 29, 1999 during which the Company will seek stockholder approval (i) to

                                 1

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issue shares on conversion of the Series B Preferred Stock equal to or in excess of twenty percent of the outstanding shares of Common Stock on July 10, 1998 (i.e., approximately 7,864,834 shares) as pursuant to regulations of The
National Association of Securities Dealers, Inc. and (ii) to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, $.01 par value per share, from 100,000,000 shares to 125,000,000 shares. Additionally, under the Redemption Amendment, the Company will reserve a minimum of 43,400,000 shares of Common Stock for conversion of the Series B Preferred Stock unless and until the common stockholders approve the amendment to increase the Company's authorized Common Stock to 125,000,000 shares.

The foregoing summary is qualified in its entirety by reference to the Redemption Amendment Agreement attached as an exhibit hereto and the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Advanced Tissue Sciences, Inc. and the Securities Purchase Agreement by and among Advanced Tissue Sciences, Inc. and the Investors dated July 10, 1998 filed as Exhibits 3.1 and 10.1, respectively, to the Company's Current Report on Form 8-K dated July 10, 1998.

Item 7.  Exhibits

   Exhibit
    Number                  Description
   -------                  -----------

    10.1 Redemption Amendment Agreement by and among Advanced Tissue Sciences, Inc. and the Buyers of Series B Convertible Preferred Stock dated November 6, 1998


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       ADVANCED TISSUE SCIENCES, INC.



Date:  November 12, 1998               By:  /s/ Arthur J. Benvenuto
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                                       Arthur J. Benvenuto
                                       Chairman and Chief Executive Officer